Exhibit 4.5

BANK OF FLORIDA CORPORATION
STOCK PURCHASE WARRANT
TO PURCHASE SHARES OF COMMON STOCK, $0.01 PAR VALUE

          This is to certify that, for value received, _________________ (the “Holder”), or the Holder’s permitted successors, is entitled, upon the due exercise hereof at any time, subject to Section 2 hereof, during the period commencing on June 23, 2009 (the “Commencement Date”) and terminating at 5:00 p.m., Eastern time, on June 22, 2014 (the “Termination Date”), to purchase _____ shares (subject to adjustment as provided herein) of the $0.01 par value common stock (“Common Stock”) of Bank of Florida Corporation (the “Company”) at $_____ per share (subject to adjustment as provided in Section 7 of this Warrant) and to exercise the other rights, powers and privileges hereinafter provided, all on the terms and subject to the conditions specified herein.

Section 1. Non-Transferability. This Warrant is not transferable other than by will or pursuant to the laws of descent and distribution.

Section 2. Exercise of Warrant. The Holder may, at any time on or after the Commencement Date, but prior to the Termination Date, exercise this Warrant. The Holder may exercise this Warrant, in whole or in part, by delivering to the Company at its main office: (a) a written notice of such Holder’s election to exercise this Warrant, which notice shall specify the number of shares to be purchased; (b) this Warrant; and (c) a sum equal to the Exercise Price therefore in cash or by certified or cashier’s check.

The date of delivery of such items to the Company shall be referred to as the “Exercise Date.” Upon delivery thereof, the Company shall, as promptly as practicable and in any event within ten business days after the Exercise Date, cause to be executed and delivered to such Holder a certificate or certificates representing the aggregate number of shares of Common Stock issuable upon such exercise.

The certificate or certificates for shares of Common Stock so delivered shall be in such denominations as may be specified in said notice, but in no case less than 100 shares, and shall be registered in the name of the Holder. Such certificate or certificates shall be deemed to have been issued and the Holder shall be deemed to have become a holder of record of such shares, and to have become entitled, to the extent permitted by law, to the right to vote such shares or to consent or receive notice as a stockholder, as of the Exercise Date. If this Warrant shall have been exercised only in part, the Company shall, at the time of delivery of said certificate or certificates, deliver to such Holder a new warrant dated the date it is issued, evidencing the rights of such Holder to purchase the remaining shares of Common Stock issuable pursuant to this Warrant, which new warrant shall in all other respects be identical with this Warrant, or, at the request of such Holder, appropriate notation may be made on this Warrant and the Warrant returned to such Holder.

The Company shall pay all expenses, transfer taxes and other charges payable in connection with the preparation, issuance and delivery of stock certificates under this Section 2.

Section 3. Restricted Shares. The shares of Common Stock to be issued upon the exercise of a Warrant may not be registered with the Securities and Exchange Commission and, therefore, may be considered restricted securities and may bear an appropriate legend. Any registration of such shares of Common Stock with the Securities and Exchange Commission shall be at the sole discretion of the Company.

Section 4. Warrant Registration. At all times while any portion of this Warrant remains outstanding and exercisable, the Company shall keep and maintain at its principal offices a register in which the ownership and any permitted exchange of this Warrant shall be recorded. The Company shall not at any time, except upon the dissolution, liquidation or winding up of the Company, close such register so as to result in the prevention or delay of the proper exercise of this Warrant.

Section 5. Exchange. This Warrant is exchangeable upon its surrender by the Holder to the Company for a new Warrant or Warrants, in such denominations as Holder shall designate at the time of surrender for exchange, of like tenor and date, representing in the aggregate the right to subscribe for and purchase the number of shares which may be subscribed for and purchased hereunder. Each of the new Warrants shall represent the right to subscribe for and purchase not less than 100 shares of common stock (except to the extent necessary to reflect the balance of the number of shares purchasable hereunder).

Section 6. Representations and Covenants of Issuer.

(a) The Company hereby represents to the Holder: (i) the Company is a corporation duly organized and validly existing and in good standing under the laws of the State of Florida; and (ii) the Company has the corporate power and authority to execute and deliver this Warrant and to perform the terms hereof, including the issuance of shares of common stock issuable upon exercise hereof. The Company has taken all action necessary to authorize the execution, delivery and performance of this Warrant and the issuance of the shares of common stock issuable upon exercise hereof. This Warrant has been duly authorized and executed by the Company and constitutes the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as such enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws or equitable principles relating to or limiting creditors’ rights generally.

(b) The Company covenants and agrees that all shares of common stock which may be issued upon the exercise of this Warrant will, upon issuance, be fully paid and nonassessable and free from all taxes, liens and charges (other than taxes in respect of any transfer occurring contemporaneously with such issuance).

Section 7. Adjustments to Exercise Price and Number of Shares Purchasable. The Exercise Price and number of shares of Common Stock which may be purchased pursuant to this Warrant shall be subject to adjustment from time to time as follows:

(a) In the event the Company shall at any time exchange, as a whole, by division or combination in any manner or by the making of a stock dividend, the number of shares of Common Stock then outstanding into a different number of shares, with or without par value, then thereafter the number of shares of Common Stock which the Holder shall be entitled to purchase pursuant to this Warrant (calculated immediately prior to such change), shall be increased or decreased, as the case may be, in direct proportion to the increase or decrease in the number of shares of outstanding Common Stock of the Company by reason of such change. The Exercise Price after such change shall, in the event of an increase in the number of shares of Common Stock outstanding, be proportionately reduced, and in, the event of a decrease in the number of shares of Common Stock outstanding, be proportionately increased.

(b) In the event of any reclassification or change of outstanding shares of Common Stock, other than a change in par value, or from par value to no par value, or from no par value to par vale, or as a result of a subdivision, combination or stock dividend as provided for in Section 7(a) herein, or in the event of any consolidation of the Company with or merger of the Company into, another corporation, or in the event of any sale of all or substantially all of the property, assets, business and goodwill of the Company, the Company, or such successor or purchasing corporation, as the case may be, shall provide that the Holder of this Warrant shall thereafter be entitled to purchase, by exercise of this Warrant, the kind and amount of shares of stock and other securities and property receivable upon such reclassification, change, consolidation, merger or sale. Any such successor corporation, thereafter, shall be substituted for the Company for purposes of this Warrant.

Section 8. Notices. If there shall be any adjustment as provided in Section 7 herein, or if securities or property other than shares of Common Stock of the Company shall become purchasable in lieu of shares of Common Stock upon exercise of this Warrant, then the Company shall forthwith cause written notice thereof to be sent by registered mail, postage prepaid, to the Holder at the address of such Holder shown on the books of the Company. Such notice shall be accompanied by an explanation setting forth in reasonable detail the basis for the Holder’s becoming entitled to purchase such shares and the number of shares which may be purchased and the exercise price thereof, or the facts requiring any such adjustment and the exercise price and number of shares purchasable subsequent to such adjustment, or the kind and amount of any such securities or property so purchasable upon the exercise of this Warrant, or the number of Warrants called under the call option, as the case may be. At the request of the Holder and upon surrender of this Warrant, the Company shall reissue this Warrant in a form conforming to such adjustments.

Section 9. Cash in Lieu of Fractional Shares. The Company shall not be required to issue fractional shares upon the exercise of this Warrant. If, by reason of any change made pursuant to Section 7 herein, the Holder of this Warrant would be entitled, upon the exercise of any rights evidenced hereby, to receive a fractional share, the Company shall, upon such exercise, pay to the Holder an amount in cash equal to the market value of such fractional interest, determined by the Board of Directors of the Company as of the Exercise Date.

Section 10. Lost, Stolen, Mutilated, or Destroyed Warrants. If this Warrant shall become lost, stolen, mutilated, or destroyed, the Company shall, upon receipt of a bond, affidavit or other item that would provide sufficient indemnity from the Holder, issue a new warrant or like denomination, tenor, and date as the Warrant so lost, stolen, mutilated, or destroyed.

Section 11. Limitation of Liability. No provision hereof, in the absence of affirmative action by the Holder hereof to purchase shares of Common Stock, and no enumeration herein of the rights or privileges of the Holder, shall give rise to any liability of such Holder for the purchase price of the shares or as a stockholder of the Company, whether such liability is asserted by the Company or by creditors of the Company.

Section 12. Applicable Law. The validity, interpretation, and performance of this Warrant shall be governed by the laws of the State of Florida and venue for any action concerning the terms hereof shall lie exclusively in the courts located in Collier County, Florida.

Section 13. Successors and Assigns. This Warrant and the rights evidenced hereby shall inure to the benefit of and be binding upon the permitted successors and permitted assigns of the Company and the Holder hereof.

Section 14. Headings. Headings of the paragraphs in this Warrant are for convenience of reference only and shall not, for any purpose, be deemed a part of this Warrant.

IN WITNESS WHEREOF, the Company has caused this Warrant to be executed this 23rd day of June, 2009, by its duly authorized officer.

BANK OF FLORIDA CORPORATION

By:     ______________________________

Michael L. McMullan
Chief Executive Officer and President

THE SECURITIES REPRESENTED BY THIS CERTIFICATE WERE ISSUED WITHOUT BENEFIT OF REGISTRATION UNDER FEDERAL AND STATE SECURITIES LAWS, AND PURSUANT TO CERTAIN EXEMPTIONS THERETO. THEY MAY NOT BE RESOLD UNLESS THEY ARE SUBSEQUENTLY REGISTERED OR IN TRANSACTIONS PURSUANT TO EXEMPTIONS UNDER SUCH SECURITIES LAWS.

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